EXHIBIT 99.01

Contact:	Raiford Garrabrant Director, Investor Relations Cree, Inc. raiford_garrabrant@cree.com (T) 919-313-5397 (F) 919-313-5615

CREE REPORTS RECORD QUARTERLY REVENUE WHICH EXCEEDED $100 MILLION FOR THE FIRST TIME

Durham, NC, October 20, 2005 - Cree, Inc. (Nasdaq: CREE) today announced revenue of $103,856,000 for the first quarter of fiscal 2006, representing an eight percent increase over the Company’s comparable year ago period revenue of $95,897,000, and a five percent increase sequentially. Net income for the first quarter was $21,720,000, or $.28 per diluted share, compared to $24,428,000, or $.32 per diluted share, as reported for the first quarter of fiscal 2005.

“We are pleased that Cree achieved record revenue and exceeded our EPS targets for the first quarter of fiscal 2006,” stated Chuck Swoboda, Cree Chairman and CEO. “These results are a testament to Cree’s strong position in what has become an increasingly competitive environment. Our strategy to win share in white LED cell phone backlight applications has been gaining momentum, and we made excellent progress on the 3” wafer conversion during the quarter. Looking forward, with global trends helping to drive demand for Cree’s energy-efficient solutions, we remain optimistic about the tremendous growth opportunities for our products in lighting, power and communications.”

Financial Highlights:

  Net income included a $.03 per share benefit related to our investment in Color Kinetics that was not included in our original targets for the quarter. Excluding this benefit, earnings per share was one penny higher than our target range from our last conference call of $.22 to $.24.
  Gross margin was 49% and was within our target range for the quarter. It is not directly comparable to prior periods due to the inclusion of $628,000 in cost of sales related to stock option expense now required under new accounting rules and $200,000 in costs associated with the shutdown of Cree Microwave Sunnyvale.
  Operating profit was 25% of revenue and is not directly comparable to prior periods due to the inclusion of $2,850,000 in stock option expense and $787,000 in costs associated with the shutdown of Cree Microwave Sunnyvale.

  Cash flow from operations was $31 million.
  Cash and short-term and long-term investments equaled $296 million, an increase of $19 million from Q4 2005.
  Accounts receivable of $52 million was $16 million higher than Q4 2005, resulting in days sales outstanding (DSO) of 39, compared to 32 in Q4 2005. DSO is calculated using our trailing monthly revenue profile.
  Inventory of $29 million was $1.9 million lower than Q4 2005, and represents 50 days of inventory (DOI), a decrease of 9 days from Q4 2005.
Business Outlook:

For its second quarter of fiscal 2006, Cree currently targets revenue in a range of $106 million to $109 million with earnings of $0.24 to $0.27 per share, including the impact of $0.03 per share in our estimate for the cost of expensing of stock options and other equity compensation and approximately one-half cent per share for costs associated with the wind down of Cree Microwave Sunnyvale.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the first quarter fiscal 2006 results and the second quarter fiscal 2006 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree’s website at www.cree.com and go to “News & Investor—Overview” for webcast details. The call will be archived and available on the website through November 3, 2005.

Supplemental financial information is available under “Q1 ’06 Financial Metrics” in the “Investor Info” section of Cree’s web site at http://www.cree.com/investor/metrics.htm.

About Cree, Inc.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC) and gallium nitride (GaN) materials technology to produce new and enabling semiconductors. The company’s products include blue, green and near ultraviolet (UV) light emitting diodes (LEDs), packaged LEDs, power switching devices, and radio frequency (RF) and microwave devices. The Company is currently developing near UV lasers. Targeted applications for these products include solid-state illumination, power switching, wireless infrastructure and optical storage. Cree understands the important convergence of science, technology and creativity, placing high value on ideas, as well as the energy and ability of its people. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; the risk that, due to the complexity of our manufacturing processes and transition of production to three-inch wafers, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with the wind-down of our Cree Microwave operations, including increases in cash expenditures related to the discontinuation of operations in Sunnyvale, California, Cree Microwave’s ability to sublease the Sunnyvale facility, the amount of last-time buy orders and the time needed to fulfill such orders for silicon products, and the company’s ability to complete the wind-down process by the end of calendar 2005; risks associated with securities litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 26, 2005 and subsequent reports filed with the SEC.

Cree and the Cree logo are registered trademarks of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	9/25/2005	9/26/2004
	(Unaudited)	(Unaudited)
Product revenue	$97,258	$90,186
Contract revenue	6,598	5,711
Total revenue	103,856	95,897

Cost of product revenue	48,554	38,341
Cost of contract revenue	4,433	4,291
Total cost of revenue	52,987	42,632

Gross profit	50,869	53,265

Operating expenses:
Research and development	12,793	10,610
Sales, general and administrative	11,058	7,660
Severance charges	391	-
Impairment or loss on disposal of long-lived assets	777	78
Operating expenses	25,019	18,348

Income from operations	25,850	34,917

Non-operating income:
Gain on investments in marketable securities	587	118
Other non-operating income	3	5
Net interest income	2,325	1,149
Income before income taxes	28,765	36,189

Income tax expense	7,045	11,761
Net income	$21,720	$24,428

Earnings per share, diluted	$0.28	$0.32

Weighted average shares of common
stock outstanding, basic	75,601	73,503

Weighted average shares of common
stock outstanding, diluted	77,558	75,600

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	9/25/2005	6/26/2005
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash and equivalents and short term investments	$181,135	$173,468
Accounts receivable, net	51,544	35,158
Inventory	29,376	31,249
Current portion of deferred income taxes	23,531	23,531
Income tax receivable	9,900	9,900
Prepaid insurance	1,286	2,327
Other current assets and prepaid expenses	6,880	5,797
Total current assets	303,652	281,430

Property, plant and equipment, net	335,364	341,396
Long-term investments held to maturity	114,812	103,791
Patents and license rights, net	29,129	28,891
Long-term marketable securities	26,306	20,937
Other assets	1,565	963
Total assets	$810,828	$777,408

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade	$20,177	$23,465
Accrued salaries and other expenses	8,047	9,188
Accrued taxes payable	6,958	-
Other accrued expenses	2,080	3,383
Total current liabilities	37,262	36,036

Long term liabilities:
Long term deferred tax liability	30,740	28,454
Total long term liabilities	30,740	28,454

Shareholders' Equity:
Common stock	94	94
Additional paid in capital	553,080	548,342
Comprehensive income	9,650	6,200
Retained earnings	180,002	158,282
Total shareholders' equity	742,826	712,918
Total liabilities and shareholders' equity	$810,828	$777,408